UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 29, 2013 (October 21, 2013)

TRANS ENERGY, INC.

(Exact name of registrant as specified in its charter)

NEVADA	0-23530	93-0997412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Second Street, P.O. Box 393, St. Mary’s, West Virginia 26170

(Address of principal executive offices)

Registrant’s telephone number, including area code: (304) 684-7053

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

Incorporated by reference from Item 8.01.

Item 8.01	Other Events.

On October 21, 2013, Trans Energy, Inc. (the “Company”) and its subsidiary American Shale Development, Inc. (“American Shale”) entered into a Settlement Agreement dated effective October 9, 2013 (the “Settlement Agreement”) with Oppenheimer & Co., Inc. (“Oppenheimer”). Oppenheimer had previously filed an action entitled Oppenheimer & Co. Inc. v. Trans Energy, Inc. and American Shale Development, Inc., 12-cv-4726 (KPF) (the “Action”) against Trans Energy and American Shale in the United States District Court for the Southern District of New York.

The Action arose out of a letter agreement entered into between the Company and Oppenheimer on July 22, 2011, pursuant to which the Company engaged Oppenheimer to serve as its investment banker in connection with potential capital raising transactions. The Company agreed to pay Oppenheimer a fee in the event that the Company raised certain types of capital within certain time periods. Oppenheimer brought the Action to collect fees that it claims the Company owed as a result of the funding American Share and the Company received under the Credit Agreement dated February 29, 2012 by and among American Shale, several banks and other financial institutions parties thereto (the “Lenders”), and Chambers Energy Management, LP, as the administrative agent, pursuant to which the Lenders agreed to lend American Shale up to $50 million.

Pursuant to the Settlement Agreement, in exchange for a release of all claims brought in the Action, the Company has agreed to pay Oppenheimer $300,000 in cash and to issue to Oppenheimer 37,500 shares of common stock, $.001 par value, of the Company. In addition, the Company has entered into a Registration Rights Agreement with Oppenheimer granting Oppenheimer “piggyback” registration rights with respect to the shares of common stock issued. The common stock issued was issued in a transaction exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS ENERGY, INC.

Date: October 29, 2013	By	/s/ John S. Tumis
John S. Tumis
Chief Financial Officer